Exhibit 3.1

Hertz Group Realty Trust, Inc.

FORM OF
ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: Hertz Group Realty Trust, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter (the “Charter”) as currently in effect and as hereinafter amended.

SECOND: The following provisions are all of the provisions of the Charter currently in effect and as hereinafter amended:

ARTICLE I

NAME

The name of the Corporation is:

Hertz Group Realty Trust, Inc.

ARTICLE II

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force, including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”), and listing its securities on the Tel Aviv Stock Exchange. For purposes of the Charter, “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o Corporation Service Company, 7 St. Paul Street, Suite 820 Baltimore, MD 21202. The name of the resident agent of the Corporation in the State of Maryland is Corporation Service Company, 7 St. Paul Street, Suite 820 Baltimore, MD 21202. The resident agent is a Maryland corporation.

ARTICLE IV

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 4.1 Number and Election of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors and, except as otherwise expressly provided for by law, including the Israeli Securities Law – 1968 (the “Israeli Securities Law”), the Charter or the bylaws of the Corporation (the “Bylaws”), all of the powers of the Corporation shall be vested in the Board of Directors of the Corporation. The Board of Directors shall direct and supervise the performance and actions of the chief executive officer of the Corporation.

The number of directors of the Corporation is seven, which number may be increased or decreased only by a majority of the Board of Directors pursuant to the Bylaws or as provided in Section 10.3(e); provided, however, that such number shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”), nor more than twelve, except as otherwise set forth in the Charter or the Bylaws. For so long as the Corporation’s securities are traded on the Tel Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law does not apply, the number of directors of the Corporation shall not be less than three and shall comply with the requirements of ARTICLE X. Each director shall be a natural person and shall not be a corporation or other business entity. The directors shall be classified, with respect to the terms for which they severally hold office, into four classes. Class I shall consist initially of two External Directors (defined below); Class II shall consist initially of one Independent Director (defined below); Class III shall consist initially of one Independent Director; and Class IV shall consist initially of three directors who possess the required qualifications set forth in the Bylaws for Class IV directors and are not required to be External Directors or Independent Directors. For so long as the Corporation’s securities are traded on the Tel Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law does not apply, in order to qualify to be nominated or elected, or to serve or continue to serve as a Class I director, an individual must meet the qualifications set forth in the Bylaws of an External Director, in order to qualify to be nominated or elected, or to serve or continue to serve as a Class II or Class III director, an individual must meet the qualifications set forth in the Bylaws of an Independent Director, and in order to qualify to be nominated or elected, or to serve or continue to serve as a Class IV director, an individual must meet the qualifications set forth in the Bylaws of a Class IV director. Each year, directors of one or more classes shall be elected by stockholders at an annual meeting of stockholders.

The initial Class I, Class II and Class III directors shall initially serve until an initial stockholders’ meeting to be held in 2019 no later than three months from the completion of the Corporation’s initial public offering in Israel (the “Initial Meeting”) and until their successors are duly elected and qualify. The Class I directors elected at the Initial Meeting shall serve for a term expiring at the annual meeting of stockholders held in the third year after the year of the Initial Meeting, such meeting to be held on or before the third anniversary of the Initial Meeting. The Class II director(s) elected at the Initial Meeting shall serve for a term expiring at the annual meeting of stockholders held in the second year after the year of the Initial Meeting and the Class III director(s) elected at the Initial Meeting shall serve a term expiring at the annual meeting of stockholders held in the first year after the year of the Initial Meeting and, in each case, until their successors are duly elected and qualify. The initial Class IV directors shall serve for an initial term expiring at the annual meeting of stockholders held in the fifth year after the year of the Initial Meeting and until their successors are duly elected and qualify. After the term commencing at the Initial Meeting, the Class I directors shall each serve terms expiring at the annual meeting of stockholders held in the third year after the year of their election, such meeting to be held on or before the third anniversary of the annual meeting of stockholders at which Class I directors were elected. Class II and Class III directors shall serve terms expiring at the annual meeting of stockholders held in the third year after the year of their election and, in each case, and subject to the next-following paragraph, until their successors are duly elected and qualify. After their initial terms, Class IV directors shall serve terms expiring at the annual meeting of stockholders held in the fifth year after the year of their election, and until their successors are duly elected and qualify. The following table shows the classes of directors that shall be elected at each annual meeting of stockholders through 2029:

2019 (initial stockholders’ meeting)	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029
Class I Class II Class III	Class III	Class II	Class I	Class III	Class II Class IV	Class I	Class III	Class II	Class I	Class III Class IV

For so long as the Corporation’s securities are traded on the Tel Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law does not apply, (a) other than their initial term ending at the Initial Meeting, no External Director may serve a term that is longer than three years from the date of his or her election by the stockholders of the Corporation as an External Director, regardless of whether an annual meeting has yet been convened in that year or his or her successor has been duly elected and has qualified, and, unless the External Director is duly elected to serve another term in accordance with the provisions of this Section 4.1, his or her term shall end on the third anniversary of the date of his or her previous election by the stockholders of the Corporation as an External Director, and (b) no External Director or Independent Director may serve as a director of the Corporation for a period of longer than nine consecutive years from the date of his or her first election by the stockholders of the Corporation as an External Director or Independent Director, and each such External Director’s and Independent Director’s term shall end on the ninth anniversary of the date of his or her first election by the stockholders of the Corporation as an External Director or Independent Director, regardless of whether an annual meeting has yet been convened in that year or their successors have been duly elected and have qualified. A director no longer holding office may be reelected.

In order to be qualified to be nominated, elected or continue to serve as a director, such person must meet all of the applicable qualifications set forth in the Charter and the Bylaws and, for so long as the Corporation’s securities are traded on the Tel Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law does not apply, the Israeli Companies Law (as defined in Section 10.1). The term of a director shall automatically terminate upon (i) the failure of such director to meet the applicable qualifications to serve as a director set forth in the Charter or the Bylaws or, for so long as the Corporation’s securities are traded on the Tel Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law does not apply, the Israeli Companies Law, or (ii) such director’s termination of tenure, removal or failure to resign in accordance with the Charter or the Bylaws or, for so long as the Corporation’s securities are traded on the Tel Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law does not apply, the Israeli Companies Law.

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The respective names and classes of the directors currently in office are:

Class I	Class II	Class III	Class IV
[External Director 1] [External Director 2]	[Independent Director 1]	[Independent Director 2]	Judah Hertz Gary S. Horwitz William Z. Hertz

Any vacancy on the Board of Directors shall be filled in the manner provided in the Bylaws. In the event of an increase in the number of directors, the Board of Directors, in its sole discretion, shall designate the directorship class for such vacancy; provided, however, that, for so long as the Corporation’s securities are traded on the Tel Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law does not apply, a majority of the Board of Directors shall at all times be comprised of directors who are either External Directors or Independent Directors.

Section 4.2 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 4.3 No Preemptive or Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.4 or as may otherwise be provided by contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute (except as provided by Section 3-708 of the MGCL, if and to the extent that the Maryland Control Share Acquisition Act is applicable).

Section 4.4 Indemnification.

Section 4.4.1 Indemnification and Insurance to the Extent Permitted by Israeli Law.

(a) This Section 4.4.1 shall apply only for so long as the Corporation’s securities are traded on the Tel Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law does not apply and, thereafter, shall be of no force and effect.

(b) The Corporation shall, to the maximum extent permitted by Maryland law and the Israeli Companies Law as in effect from time to time, indemnify a director or officer thereof for liability or expenses imposed on such person due to an action performed in his or her capacity as a director or officer of the Corporation, due to any of the following: (i) a monetary liability imposed on him or her in favor of another person in a judgment, including a judgment issued in a settlement or an arbitration award that was approved by a court, due to an action performed in his or her capacity as a director or officer of the Corporation; (ii) reasonable litigation expenses, including legal fees, incurred by a director or officer due to an investigation or proceeding that was conducted against him or her by an authority which is authorized to conduct an investigation or proceeding, and which has concluded without the filing of an indictment against him or her and without a monetary liability being imposed on him or her as a substitute for a criminal proceeding, or which has ended without the filing of an indictment against him or her but with the imposition of a monetary liability as a substitute for a criminal proceeding in an offense which does not require criminal intent or in connection with a fine, due to an action performed in his capacity as a director or officer of the Corporation (for purposes of this section, whether proceedings have concluded without the filing of an indictment on matters under criminal investigation or whether monetary liability as an alternative to criminal proceedings has been imposed shall be determined in accordance with Section 260(a)(1a) of the Israeli Companies Law); (iii) reasonable litigation expenses, including attorneys’ fees, incurred by a director or officer or imposed on a director or officer by a court, in proceedings filed against him by the Corporation or in its name or by another person, or in a criminal indictment of which he was acquitted, or in a criminal indictment of which he was convicted, of an offense which does not require criminal intent, due to an action performed in his capacity as a director or officer of the Corporation; (iv) expenses incurred in connection with being a party to, or witness in, any “proceedings”, conducted in its regard, including reasonable litigation expenses, and including attorneys’ fees; (v) payment to a party injured by the breach as set forth in Section 52BBB(a)(1)(a) of the Israeli Securities Law; and (vi) any other act or omission in respect of which a director or officer may be indemnified pursuant to the Israeli Companies Law. For purposes of this Section 4.4.1, “proceedings” shall mean any proceeding in accordance with Chapters 8C, 8D or 9A of the Israeli Securities Law and any proceeding in accordance with Article Four of Chapter Four of Part 9 of the Israeli Companies Law.

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(c) Notwithstanding anything herein to the contrary, the Corporation shall not indemnify a director or officer in respect of any proceeding or other liability arising from an action or inaction by such director or officer: (i) that was committed in bad faith; (ii) that was done with deliberate dishonesty; (iii) where such director or officer actually received an improper personal benefit in money, property, or services; (iv) in the case of any criminal proceeding, the officer or director had reasonable cause to believe that the act or omission was unlawful; (v) if the proceeding was one commenced by or on behalf of the Corporation, in the case of any proceeding in which the director shall have been adjudged to be liable to the Corporation; or (vi) if the director or officer was determined to be liable on the basis that personal benefit was improperly received; provided that if court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer (x) has met the standards of conduct set forth in this Section 4.4.1(c) or (y) has been adjudged liable for receipt of an improper personal benefit, the court may order indemnification but only for expenses.

(d) In accordance with the Israeli Companies Law, the total indemnity amount that the Corporation may pay to all directors or officers shall not exceed, in aggregate, twenty-five (25) percent of the Corporation’s equity as set for in the Corporation’s latest consolidated financial statements, either audited or reviewed, as the case may be, as of the date of indemnification, to each of the officers and/or employees and to all of them together, per each case and cumulatively for all cases.

(e) The Corporation may undertake in advance to indemnify any director or officer, subject to the Corporation’s option to indemnify a director or officer thereof pursuant to the provisions of any applicable law (an “Undertaking to Indemnify”). An Undertaking to Indemnify may only be made upon the receipt by the Corporation of (i) a written affirmation by the director or officer of his good faith belief that the standard of conduct necessary for indemnification by the Corporation as authorized in this section has been met; and (ii) a written undertaking by or on behalf of the director or officer to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

The Undertaking to Indemnify shall apply to each of the following cases:

(1)       As set forth in Section 4.4.1(b) above, provided the Undertaking to Indemnify is limited to such events which, in the opinion of the Board of Directors, are anticipated in light of the Corporation’s activity at the time of granting the Undertaking to Indemnify, and to an amount or criteria that the Board of Directors determined to be reasonable under the circumstances, and that the Undertaking to Indemnify shall note the events which, in the opinion of the Board of Directors, are anticipated in light of the Corporation’s actual activity at the time of granting the Undertaking to Indemnify as well as the amount or criteria, which the Board of Directors has determined to be reasonable under the circumstances; and

(2)       The events set forth in Sections Section 4.4.1(b) (i)-(v) above.

(f) The Corporation may, subject to the provisions of the Charter, decide to grant retroactive indemnification to an officer thereof, either in full or in part, as it chooses.

(g) The Corporation may undertake towards an employee of the Corporation, including an officer of the Corporation who is not a director therein, who serves or served, on behalf of the Corporation or at its request, as a director in another company in which the Corporation holds shares, directly or indirectly (a “Director in Another Company”) to indemnify him or her for a liability or expense as set forth in Section 4.4.1(b) above, which is imposed on him or her due to an act he performed in his capacity as a Director in Another Company, provided the undertaking is limited to the types of events which, in the opinion of the Board of Directors, are anticipated at the time of granting the Undertaking to Indemnify, and to an amount which the Board of Directors determined to be reasonable under the circumstances.

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(h) Without derogating from the provisions of Section 4.4.1(g) above, the Corporation may retroactively indemnify a Director in Another Company, for a liability or expense as set forth in Section 4.4.1(g) above, which was imposed on him due to an act he performed in his capacity as a Director in Another Company.

(i) Nothing in the provisions of the charter of the Corporation or the Bylaws shall limit the Corporation, in any way whatsoever, with respect to its entry into an insurance contract or the granting of indemnification in connection with: (i) anyone who is not an officer of the Corporation or a Director in Another Company, including but without derogating from the generality of the foregoing, employees, contractors or consultants; or (ii) an officer of the Corporation or a Director in Another Company, to the extent that the insurance or indemnity are not prohibited by applicable law.

(j) Neither the amendment nor repeal of this Section 4.4, nor the adoption or amendment of any other provision of the bylaws or charter of the Corporation inconsistent with this Section 4.4, shall eliminate or reduce the protection afforded by this Section 4.4 with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

(k) To the maximum extent permitted under Maryland and Israeli law, the Corporation shall have power to purchase and maintain insurance on behalf of its directors and officers against liability due to any of the following: (i) breach of the duty of care towards the Corporation or any other person, except for the duty of care committed willfully or in reckless disregard of the circumstances; (ii) breach of fiduciary duty towards the Corporation, provided the officer acted in good faith and had reasonable cause to assume that his action would not prejudice the interests of the Corporation; (iii) Monetary liability that imposed on him or her in favor of another person due to an action performed in his or her capacity as an officer of the Corporation; (iv) expenses, including reasonable litigation expenses, including legal fees, incurred by the officer, in connection with an administrative enforcement proceeding conducted with respect to him or her; (v) payment to the party injured by the breach as set forth in Section 52BBB(A)(1)(A) of the Israeli Securities Law; or (vi) any other act that can be insured under the provisions of applicable law.

Section 4.4.2 Indemnification and Insurance under Maryland Law.

(a) This Section 4.4.2 shall apply at all times that Section 4.4.1 does not apply.

(b) To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, member, manager, partner or trustee of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided hereby shall vest immediately upon election of a director or officer. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in herein shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Charter or these Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. To the maximum extent permitted under Maryland law, the Corporation shall have power to purchase and maintain insurance on behalf of its directors and officers.

Section 4.4.3 Non-Exclusive Right to Indemnify; Heirs and Personal Representatives.  The indemnification and payment or reimbursement of expenses provided herein or in the Bylaws shall not be deemed exclusive of or limit in any way the rights to which any person seeking indemnification or reimbursement of expenses may become entitled to under any bylaw, regulation, insurance agreement or otherwise.  The rights to indemnification set forth in this Section 4.4 are in addition to all rights which any Indemnitee may be entitled as a matter of law, and shall inure to the benefit of the heirs and personal representatives of each Indemnitee. For purposes of this Section 4.4, each individual entitled to indemnification and advancement of expenses as set forth in this Section 4.4, each individual the Corporation may, with the approval of the Board of Directors, provide with indemnification or advancement of expenses is referred to as an “Indemnitee.”

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Section 4.4.4 No Limitation.  In addition to any indemnification permitted hereby and by the Bylaws, the Board of Directors shall, in its sole discretion, have the power to grant such indemnification as it deems in the interest of the Corporation to the full extent permitted by law.  This Section 4.4 shall not limit the Corporation’s power to indemnify against liabilities not arising from a person’s serving the Corporation as a director, officer, employee or agent.

Section 4.5 Determinations by the Board. In addition to, and without limitation of, the general grant of power and authority to the Board of Directors under Section 4.1, the determination as to any of the following matters, made by the Board of Directors or by an officer of the Corporation pursuant to the direction of the Board of Directors consistent with the Charter shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: (a) the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its stock or the payment of other distributions on its stock; (b) the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; (c) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (d) any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms and conditions of redemption of any class or series of stock; (e) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or any shares of stock of the Corporation; (f) any matters relating to the acquisition, holding or disposition of any assets by the Corporation; (g) the number of shares of stock of any class or the value thereof; (h) the application or interpretation of any matter of Israeli law or regulation or requirements of the Tel Aviv Stock Exchange; or (i) any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 4.6 REIT Qualification. If the Corporation elects to qualify for U.S. federal income tax treatment as a REIT, the Board of Directors shall take such actions as are necessary or appropriate to preserve the qualification of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VI is no longer required for REIT qualification.

Section 4.7 Removal of Directors. Subject to Section 10.3, directors may only be removed from office for cause and then only by the affirmative vote of holders of 100% of all the votes entitled to be cast in the election of directors generally. For purposes of this Section 4.7, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Section 4.8 Duty and Loyalty under Israeli Law. In addition to the duties of directors and officers of the Corporation under Maryland law and this Charter, for so long as the Corporation’s securities are traded on the Tel Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law does not apply, directors and officers shall (i) owe a duty of care to the Corporation, act with the standard of proficiency which a reasonable person, in the same position and in the same circumstances, would act, and (ii) owe a fiduciary duty to the Corporation and shall act in good faith and for the benefit of the Corporation. For so long as the Corporation’s securities are traded on the Tel Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law does not apply, the Corporation does not have the power to take any action or enter into any transaction approved or taken in violation of a director’s or officer’s duty to the Corporation as set forth in this Section 4.8 unless (i) such director or officer acted in good faith and neither the act nor the approval of the act prejudices the benefit of the Corporation and (ii) the director or officer disclosed the essence of his or her personal interest in the act to the Board of Directors, including any substantial fact or document, a reasonable time prior to the date of approval. For so long as the Corporation’s securities are traded on the Tel Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law does not apply, to the maximum extent permitted under Maryland law, the duties set forth in this Section 4.8, and the effect of approval (or the absence of approval) of any act or transaction in accordance with this Section 4.8, shall be interpreted in accordance with, and to give the fullest effect permissible to, the Israeli Companies Law, as though the Corporation were an Israeli corporation.

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Section 4.9 Appointment of Advisor. The Board of Directors is responsible for setting the general policies of the Corporation and for the general supervision of its business and affairs conducted by officers, agents, employees, advisors or independent contractors of the Corporation. However, directors are not required or authorized individually to conduct the business of the Corporation. The Board of Directors may (but need not) appoint, employ or contract with any Person (as defined in Section 6.1 below) (including a Person that is an Affiliate (as defined below) of any director) as an Advisor (as defined below) and may grant or delegate such authority to an Advisor, such powers and responsibilities as the Board of Directors may, in its sole discretion, deem necessary or desirable. “Affiliate” shall mean, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person, including any partnership in which such Person is a general partner; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner. “Advisor” shall mean Hertz Group REIT Advisor, LLC, a Delaware limited liability company, or any replacement appointed, employed or contracted with by the Corporation pursuant to this Section 4.9 and in accordance with the Bylaws. For so long as the Corporation’s securities are traded solely on the Tel Aviv Stock Exchange, to the maximum extent permitted by non-waivable provisions of Maryland law, (i) the Corporation shall not enter into a New Advisory Agreement (as defined in Article XI of the Bylaws) except in compliance with the provisions of Article XI of the Bylaws, as amended and in effect from time to time and (ii) Class IV directors may not vote on, or participate in discussions held by the Board of Directors regarding, the appointment of a New Advisor (as defined in Article XI of the Bylaws).

ARTICLE V

STOCK

Section 5.1 Authorized Shares. The Corporation has authority to issue                                    shares of stock, initially consisting of                              shares of common stock, with no par value per share (“Common Stock”), and                              shares of preferred stock, with no par value per share (“Preferred Stock”). If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 5.2, 5.3 or 5.4 of this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board of Directors, subject to Section 10.13, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue. For so long as a class of Common Stock and/or Preferred Stock is traded on the Tel Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law does not apply, the Corporation shall not be authorized to issue one or more additional classes of such Common Stock and/or Preferred Stock, in each case that would have the right to vote on matters coming before the holders of such class of Common Stock and/or Preferred Stock listed on the Tel Aviv Stock Exchange, as applicable, other than on a basis of one vote per share of Common Stock and/or Preferred Stock held by the stockholder.

Section 5.2 Common Stock. Subject to the provisions of Article VI and except as may otherwise be specified in the terms of any class or series of Common Stock, each share of Common Stock shall entitle the holder thereof to one vote, the right to receive dividends, if and when authorized by the Board of Directors and declared by the Corporation, the right to receive “bonus shares” (as defined in the Israeli Companies Law), if distributed, the right to participate in the distribution of assets upon a dissolution of the Corporation and the right to receive notice of, attend and participate in any meeting of stockholders. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

Section 5.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more classes or series of stock. For so long as the Corporation’s Common Stock or Preferred Stock are traded on the Tel Aviv Stock Exchange, holders of Preferred Stock may be entitled to preferential rights with respect to the receipt of dividends and other distributions by the Corporation in accordance with the terms set forth in articles supplementary establishing the terms of such Preferred Stock filed with the State Department of Assessments and Taxation of the State of Maryland (“SDAT”), but shall not have any voting rights except in accordance with Section 5.1 of this Article V.

Section 5.4 Classified or Reclassified Shares. Prior to the issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VI and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the SDAT.

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Section 5.5 Majority Vote Sufficient. Except as otherwise expressly provided in the Charter or the Bylaws, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.6 Stockholder’s Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting if a unanimous consent which sets forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders.

Section 5.7 Voting Rights of Any Class or Series. The holders of stock of any class or series shall have exclusive voting rights on any proposed amendment to the Charter that would alter only the contract rights, as expressly set forth in the Charter, of that class or series, unless the terms of such class or series as set forth in the Charter shall expressly provide otherwise.

Section 5.8 Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws.

ARTICLE VI

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 6.1 Definitions. For the purpose of this Article VI, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit. The term “Aggregate Stock Ownership Limit” shall mean not more than 7.5 percent (7.5%) in value of the aggregate of the outstanding shares of Capital Stock, excluding any such outstanding Capital Stock which is not treated as outstanding for U.S. federal income tax purposes. The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Sections 856(h)(1) and/or 544 of the Code, as modified by Section 856(h)(1)(B) of the Code and Section 856(h)(3) of the Code, provided, however, that in determining the number of shares Beneficially Owned by a Person, no share shall be counted more than once. Whenever a Person Beneficially Owns shares of Capital Stock that are not actually outstanding (e.g., shares issuable upon the exercise of an option or the conversion of a convertible security) (“Option Shares”), then, whenever the Charter requires a determination of the percentage of outstanding shares of a class of Capital Stock Beneficially Owned by such Person, the Option Shares Beneficially Owned by such Person shall also be deemed to be outstanding. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to the Charter.

Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall mean not more than 7.5 percent (7.5%) (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock, excluding any such outstanding Common Stock which is not treated as outstanding for U.S. federal income tax purposes.

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Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder. The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 6.2.7.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 6.2.7, the percentage limit established by the Board of Directors pursuant to Section 6.2.7.

Initial Time. The term “Initial Time” shall mean the time of the closing of the initial public offering of stock of the Corporation.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the fair market value of such Capital Stock, as solely determined by the Trustee, taking into account the Closing Price for such Capital Stock on such date and all other relevant factors for valuing such capital Stock (including market conditions, the size of the block of Capital Stock to be liquidated and, with respect to determining the value on the date of a deemed transfer to the Trust, any control premium ultimately paid by a purchaser of such Capital Stock from the Trust to the extent relevant). In making such determination, the Trustee shall not be restricted from using any valuation method or resources at its disposal; provided that the Trustee (i) gives due regard to the market conditions and the size of the block of shares being liquidated, (ii) consistently takes into account all relevant factors for valuing such shares at each applicable point in time (including, with respect to determining the value on the date of the deemed transfer to the Trust, any control premium ultimately paid by a purchaser of the shares from the Trust, to the extent relevant) and (iii) consistently applies the methodology it selects at the time of each fair market value determination. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors.

Non-Transfer Event. The term “Non-Transfer Event” shall mean any event or other changes in circumstances other than a purported Transfer, including, without limitation, any change in the value of any shares of Capital Stock.

One Hundred Stockholders Date. The term “One Hundred Stockholders Date” shall mean the first date on which shares of Capital Stock are beneficially owned by 100 or more persons within the meaning of Section 856(a)(5) of the Code.

Ownership Limits. The term “Ownership Limits” shall mean the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit.

Person. The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a “group” as that term is used for purposes of Rule 13d-5(b) or Section 13(d)(3) of the Exchange Act of 1934, as amended from time to time, or any successor statute thereto.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 6.2.1, would, Beneficially Own or Constructively Own shares of Capital Stock and, if appropriate in the context, shall also mean any Person who would have been the record or actual owner of the shares that the Prohibited Owner would have so owned.

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Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Time on which the Board of Directors determines pursuant to Section 4.6 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with all or any of the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT, but only with respect to such restrictions and limitations.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership of Capital Stock or the right to vote or receive dividends on Capital Stock, or any agreement to take any such actions or cause any such events, including (a) the granting or exercise of any option (or any disposition of any option) or entering into any agreement for the sale, transfer or other disposition of Capital Stock (or of Beneficial Ownership or Constructive Ownership), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust. The term “Trust” shall mean any trust provided for in Section 6.3.1.

Trustee. The term “Trustee” shall mean the Person unaffiliated with the Corporation and any Prohibited Owner, that is a “United States person” within the meaning of Section 7701(a)(30) of the Code and is appointed by the Corporation to serve as trustee of the Trust.

Section 6.2 Capital Stock.

Section 6.2.1 Ownership Limitations. During the period commencing at the Initial Time (except as otherwise provided in Section 6.2.1(a)(ii) and Section 6.2.1(a)(v)) and prior to the Restriction Termination Date:

(a) Basic Restrictions.

(i) (1) No Person, other than an Excepted Holder, shall Beneficially Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own shares of Capital Stock in excess of the Common Stock Ownership Limit, and (3) no Excepted Holder shall Beneficially Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) Commencing on the last day of the first half of the second taxable year for which the Corporation elects to be taxable as a REIT, no Person shall Beneficially Own shares of Capital Stock to the extent that such Beneficial Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year).

(iii) No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation failing to qualify as a REIT.

(iv) No Person shall Constructively Own shares of Capital Stock to the extent that such Constructive Ownership would cause any income of the Corporation that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such (including, but not limited to, as a result of causing any entity that the Corporation intends to treat as an “eligible independent contractor” within the meaning of Section 856(d)(9)(A) of the Code to fail to qualify as such).

(v) During the period commencing on the One Hundred Stockholders Date, any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(b) Transfer in Trust. If any Transfer or Non-Transfer Event occurs which would otherwise result in any Person Beneficially Owning or Constructively Owning (as applicable) shares of Capital Stock in violation of Section 6.2.1(a)(i), (ii), (iii) or (iv),

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(i) then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership (as applicable) of which otherwise would cause such Person to violate Section 6.2.1(a)(i), (ii), (iii) or (iv) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the exclusive benefit of a Charitable Beneficiary, as described in Section 6.3, effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event, and such Person (and, if different, the direct or beneficial owner of such shares) shall acquire no rights in such shares (and shall be divested of its rights in such shares); or

(ii) if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 6.2.1(a)(i), (ii), (iii) or (iv) then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 6.2.1(a)(i), (ii), (iii) or (iv) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

Section 6.2.2 Remedies for Breach. If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 6.2.1(a) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 6.2.1(a) (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event or otherwise prevent such violation, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer or Non-Transfer Event on the books of the Corporation or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfer or attempted Transfer in violation of Section 6.2.1(a) (or Non-Transfer Event that results in a violation of Section 6.2.1(a)) shall automatically result in the transfer to the Trust described above, and, if applicable, shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof. Nothing herein shall limit the ability of the Board of Directors to grant a waiver as may be permitted under Section 6.2.7.

Section 6.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 6.2.1(a) or any Person who held or would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 6.2.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s qualification as a REIT.

Section 6.2.4 Owners Required To Provide Information. From the Initial Time and prior to the Restriction Termination Date,

(a) every owner of five percent (5%) or more (or such lower percentage as required by the Code or the U.S. Treasury Department regulations promulgated thereunder) of the outstanding shares of any class or series of Capital Stock, upon request following the end of each taxable year of the Corporation, shall provide in writing to the Corporation the name and address of such owner, the number of shares of each class and series of Common Stock and other shares of the Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s qualification as a REIT and to ensure compliance with the Ownership Limits; and

(b) each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide in writing to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s qualification as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 6.2.5 Remedies Not Limited. Subject to Section 4.6 of the Charter, nothing contained in this Section 6.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s qualification as a REIT.

Section 6.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 6.2, Section 6.3, or any definition contained in Section 6.1, the Board of Directors shall have the power to determine the application of the provisions of this Section 6.2 or Section 6.3 or any such definition with respect to any situation based on the facts known to it. In the event Section 6.2 or Section 6.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 6.1, 6.2 or 6.3. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 6.2.2) acquired or retained Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 6.2.1, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been actually or beneficially owned by such Person, and then against the shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned or beneficially owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

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Section 6.2.7 Exceptions.

(a) Subject to Section 6.2.1(a)(iii), the Board of Directors, in its sole discretion, may prospectively or retroactively exempt a Person from one or more of the ownership limitations set forth in Section 6.2.1(a)(i)(1), (2), and (3) and establish or increase an Excepted Holder Limit for such Person, may prospectively waive the provisions of Section 6.2.1(a)(ii) with respect to a Person, and/or may prospectively or retroactively waive the provisions of Section 6.2.1(a)(iv) with respect to a Person. As a condition to granting any exemption pursuant to this Section 6.2.7(a), the Board of Directors may require one or more of the following:

(i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that such Person’s Beneficial Ownership and Constructive Ownership of such shares of Capital Stock in violation of the Ownership Limits or the limitations imposed by Section 6.2.1(a)(ii) or Section 6.2.1(a)(iv), as applicable, will not now or in the future jeopardize the Corporation’s ability to qualify as a REIT under the Code; and

(ii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 6.2.1 through 6.2.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 6.2.1(b) and 6.3.

(b) Prior to granting any exemption or waiver or creating any Excepted Holder Limit pursuant to Section 6.2.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exemption or waiver or creating any Excepted Holder Limit.

(c) Subject to Section 6.2.1(a)(iii), an underwriter that participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own and Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d) In connection with granting any exemption or waiver or creating any Excepted Holder Limit pursuant to Section 6.2.7(a), the Board of Directors may include such terms and conditions in such waiver as it determines are advisable, including providing the holder of such waiver with certain exclusive opportunities to repurchase shares of Capital Stock that are transferred to the Trust pursuant to Section 6.2.1(b) pursuant to an agreement entered into prior to the date the shares are transferred to the Trust.

Section 6.2.8 Legend. Each certificate for shares of Capital Stock, if certificated, shall bear a legend that substantially describes the foregoing restrictions on transfer and ownership, or, instead of such legend, the certificate, if any, may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

Section 6.3 Transfer of Capital Stock in Trust.

Section 6.3.1 Ownership in Trust. Upon any purported Transfer, Non-Transfer Event or other event described in Section 6.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer, Non-Transfer Event or other event that results in the transfer to the Trust pursuant to Section 6.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 6.3.5.

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Section 6.3.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

Section 6.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole discretion) (a) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (b) to recast such vote in accordance with the desires of the Trustee acting for the exclusive benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VI, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its stock ledger and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

Section 6.3.4 Sale of Shares by Trustee. Subject to the rights of any Person to purchase shares of Capital Stock from the Trust or such other terms that are established by an agreement pursuant to Section 6.2.7(e) entered into prior to the date such shares are transferred to the Trust, the Trustee of the Trust may sell the shares held in the Trust to one or more Persons (which, for the avoidance of doubt, may be the Corporation), designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 6.2.1(a) pursuant to an orderly liquidation of the shares in a manner that maximizes net proceeds from the disposition without regard to market timing giving due regard to the market conditions and the size of the block of shares of Capital Stock being liquidated. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.3.4. The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or any other transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (b) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 6.3.3 of this Article VI. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.3.4, such excess shall be paid to the Trustee upon demand.

Section 6.3.5 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (a) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 6.2.1(a) in the hands of such Charitable Beneficiary and (b) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A) (other than clauses (vii) and (viii) thereof), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided for in Section 6.2(b)(i) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment. The designation of a nonprofit organization as a Charitable Beneficiary shall not entitle such nonprofit organization to serve in such capacity and the Corporation may, in its sole discretion, designate a different nonprofit organization as the Charitable Beneficiary at any time and for any or no reason. Any determination by the Corporation with respect to the application of this Article VI shall be binding on each Charitable Beneficiary.

Section 6.4 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.

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Section 6.5 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Section 6.6 Severability. If any provision of this Article VI or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

Section 6.7. Bylaws. All transfers of shares of stock of the Corporation must be made in accordance with the Bylaws.

ARTICLE VII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast on the matter, except that, for so long as the Corporation’s securities are traded on the Tel Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law does not apply, except as provided in Section 5.1 and Section 10.13, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by (i) the affirmative vote of at least seventy-five percent (75%) of all the votes cast on the matter at a meeting of stockholders at which stockholders entitled to cast 40 percent (40%) of all the votes entitled to be cast on the matter are present in person or by proxy and (ii), to the extent approval of such amendment to the Charter by the stockholders of the Corporation is required by a non-waivable provision of Maryland law, holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter; provided, however, that the Board of Directors shall have the power, to the maximum extent permissible under Maryland law, to alter, amend or repeal any provision of the Charter without stockholder approval for purposes of conforming the Charter with any amendment to provisions of the Israeli Securities Law or Israeli Companies Law applicable to the Corporation.

ARTICLE VIII

LIMITATION OF LIABILITY

Subject to Section 10.7, to the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE IX

CORPORATE OPPORTUNITIES

Section 9.1 Renouncement of Corporate Opportunities. To the fullest extent permitted by applicable law, including, for so long as the Corporation’s securities are traded on the Tel Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law does not apply, the applicable provisions of the Israeli Companies Law, and subject to Section 10.5.3, except for business opportunities offered expressly to a director of the Corporation expressly in his or her capacity as a director, the Board of Directors shall have the power to cause the Corporation, on behalf of itself and its subsidiaries, to renounce any interest or expectancy of the Corporation or its subsidiaries in, or in being offered an opportunity to participate in, specified business opportunities or classes or categories of business opportunities that are presented to one or more of the Corporation’s directors even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such person shall have any duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty or standard of conduct, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries.

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Section 9.2 Amendment. Neither the amendment nor repeal of this Article IX, nor the adoption of any provision of the Charter or the Bylaws, nor, to the fullest extent permitted by Maryland law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto (or in accordance herewith) existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

Section 9.3 Severability. If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any section of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article IX (including, without limitation, each such portion of any paragraph of this Article IX containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Section 9.4 No Limitation of Protections or Defenses. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director of the Corporation under the Charter, the Bylaws or applicable law.

Section 9.5 Notice. Any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X

Incorporation of Applicable Provisions under Israeli Law

Section 10.1 Applicability of Israeli Law. For so long as the Corporation’s securities are traded on the Tel Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law does not apply, the provisions of the Israeli Companies Law – 1999 listed in the first section of the Fourth Schedule to the Israeli Securities Law applicable to issuers incorporated outside Israel (the “Israeli Companies Law”) and the provisions set forth in this Article X in accordance with the Israeli Companies Law shall be applicable to the Corporation to the fullest extent permitted under applicable law, are duly implemented in the Charter and Bylaws, and the provisions of the Charter and Bylaws (including this Article X), the rights of all stockholders, the terms of all stock, the powers and duties of the directors and officers of the Corporation, the powers and purposes of the Corporation, and the regulation and management of its affairs shall be interpreted to the maximum extent possible to comply with and give effect to the requirements of the Israeli Securities Law and the Israeli Companies Law applicable to issuers incorporated outside Israel whose securities are listed on the Tel Aviv Stock Exchange. Any provision of this Article X shall cease to apply at such time as the Corporation’s securities are not traded on the Tel Aviv Stock Exchange or an applicable exemption under the Israeli Securities Law applies.

Section 10.2 External Directors; Independent Directors.

(a) The number of directors which shall constitute the Board of Directors shall at all times include at least two (2) directors elected or to be elected by the stockholders of the Corporation in accordance with the Bylaws, with such External Directors satisfying all of the requirements and qualifications of External Directors as set forth under the Israeli Companies Law and in the Bylaws (the “External Directors”).

(b) The Board of Directors may also include one or more directors elected or to be elected by the stockholders of the Corporation in accordance with the Bylaws, with such directors satisfying all of the requirements and qualifications of Independent Directors as set forth under the Israeli Companies Law and in the Bylaws (the “Independent Directors”).

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Section 10.3 Removal of External and Independent Directors; Board Composition.

(a) Notwithstanding anything contained otherwise in Section 4.7, any External Director or Independent Director may be removed from office only for cause, at a meeting of stockholders, which removal must be approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast in the election of directors generally, provided that (i) such majority includes at least a majority of “disinterested stockholders”, which shall mean holders of a majority of the shares held by all stockholders who are not “controlling stockholders” (as defined in the Israeli Companies Law) and do not have a “personal interest” (as defined in the Israeli Companies Law and including any direct or indirect beneficial ownership interest in the Advisor) (other than a personal interest not deriving from a relationship with a controlling stockholder); and (ii) the total number of votes cast against the removal of the External Director or Independent Director by disinterested stockholders does not exceed two percent (2%) of all the votes entitled to be cast in the election of directors generally. For purposes of this Section 10.3, “cause” shall mean the External Director or Independent Director no longer satisfies one of the conditions required under the Israeli Companies Law for appointment as an External Director or Independent Director, as applicable, or the External Director or Independent Director breached his or her fiduciary duty of loyalty to the Corporation as set forth in Section 4.8. In addition, any External Director or Independent Director may be removed by an Israeli court, at a request of a director or stockholder, under the circumstances and in the manner provided under the Israeli Companies Law and upon such action by an Israeli court, the term of such director shall end.

(b) An External Director who ceases to meet the conditions required by the Israeli Companies Law to serve as an External Director shall immediately notify the Corporation as to the foregoing and his or her term shall expire on the date of the notice. If the Board of Directors learns of a suspicion that an External Director no longer satisfies one of the conditions required under the Israeli Companies Law for appointment as an External Director, or of a suspicion that the director violated his or her fiduciary duty of loyalty toward the Corporation as set forth in Section 4.8, then the Board of Directors shall discuss the matter at the meeting of the Board of Directors first convened after it learned of the matter.

(c) If the Board of Directors determines that an External Director no longer satisfies one of the conditions required under the Israeli Companies Law for appointment or that the director violated his or her fiduciary duty of loyalty as set forth in Section 4.8, then the Board of Directors shall call a special meeting of stockholders to vote on the removal of the External Director from office. The Board of Directors shall present its reasons for recommending stockholders at the special meeting approve the removal of the External Director. The External Director shall be afforded a reasonable opportunity to present his or her position against his or her removal as an External Director. Removal of the External Director requires the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast generally in the election of an External Director provided that (i) such majority includes at least a majority of disinterested stockholders; and (ii) the total number of votes cast against the removal of the External Director or Independent Director by disinterested stockholders does not exceed two percent (2%) of all the votes entitled to be cast in the election of directors generally. On application by a director or stockholder, an Israeli court may order the service of an External Director to be terminated upon finding that the director no longer fulfills one of the conditions required under the Israeli Companies Law for appointment as an External Director or that the director violated his or her obligation of trust to the Corporation.

(d) Paragraphs (b) through (c) above shall apply, mutatis mutandis, to Independent Directors.

(e) Notwithstanding anything in the foregoing or the Bylaws to the contrary, following the completion of the Corporation’s initial public offering in Israel, the number of Class IV directors shall not exceed the total number of External Directors and Independent Directors then serving on the Board of Directors minus one. In the event that a vacancy results in the number of External Directors and Independent Directors collectively being less than the number of directors other than External Directors and Independent Directors (“Inside Directors”), the number of directors on the Board of Directors will automatically decrease until the number of External Directors and Independent Directors collectively is one more than the number of Inside Directors. In the event of such an automatic decrease in the number of directors pursuant to the foregoing provision, if an appropriate number of Class IV directors have not submitted their resignation, the term of office of one or more, as may be required, of the Class IV directors will automatically terminate, in reverse order based on the length of their service as a Class IV director (such that the term of the Class IV director who has served as such for the shortest period of time will terminate first), and if one or more Class IV directors have served for an equal length of time such that the term(s) of the Class IV director(s) that will automatically terminate cannot be determined by length of service, the term(s) of the Class IV director(s) that automatically terminate will then be determined by an objective standard approved by a majority of the entire Board of Directors. In the event that, due to vacancies on the Board of Directors, there are fewer than three directors on the Board of Directors or fewer than two External Directors on the Board of Directors, the Board of Directors shall not approve any action other than to elect additional directors.

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Section 10.4 Termination. Subject to the provisions of any applicable law, a director’s term of office will automatically terminate upon the occurrence of any of the following: (1) the director’s death; (2) the director’s resignation, removal by the stockholders or the occurrence of any event stated in this Charter or the Israeli Companies Law that would cause the removal of such director; (3) the director becomes legally incompetent; or (4) upon the director providing notice that a condition required for the director to be eligible to serve as a member of the Board of Directors ceases to exist. In addition, upon the occurrence of any of the following, a director is required to promptly tender his or her resignation to the Board of Directors: (1) the director is convicted of a crime as described in Section 232 of the Israeli Companies Law; (2) upon providing notice with respect to the imposition by the Administrative Enforcement Committee of the Israeli Securities Authority of an enforcement measure on a director prohibiting the director from serving as a director in any public company or in the company in which he serves; (3) the director’s term of office is ordered terminated by a court of law in accordance with Section 233 of the Israeli Companies Law; or (4) the director is declared bankrupt or insolvent, or a final and non-appealable order for relief under any bankruptcy, insolvency or similar law has been entered into with respect to the director.

Section 10.5 Business Combinations and Interested Transactions.

Section 10.5.1 Mergers. Subject to the MGCL, any merger of the Corporation shall require (i) a declaration by the Board of Directors that such transaction is advisable; (ii) approval by at least seventy-five percent (75%) of the entire Board of Directors; and (iii) approval by (x), to the extent approval of such merger by the stockholders of the Corporation is required by a non-waivable provision of Maryland law, holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter and (y) the affirmative vote of at least seventy-five percent (75%) of all the votes cast on the matter at a meeting of stockholders at which stockholders entitled to cast 40 percent (40%) of all the votes entitled to be cast on the matter are present in person or by proxy. A merger of the Corporation that is an “interested transaction” (as defined in the Israeli Companies Law) shall also be subject to approval pursuant to Section 10.5.3.

Section 10.5.2 Asset Sale; Statutory Share Exchange; Conversion. Subject to the MGCL, the Corporation may not sell all or substantially all of the assets of the Corporation or engage in a statutory share exchange or convert unless such transaction is (i) declared advisable by the Board of Directors; (ii) approved by at least seventy-five percent (75%) of the entire Board of Directors; and (iii) approved by (x), to the extent approval of such sale of assets, statutory share exchange or conversion by the stockholders of the Corporation is required by a non-waivable provision of Maryland law, holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter and (y) the affirmative vote of at least seventy-five percent (75%) of all the votes cast on the matter at a meeting of stockholders at which stockholders entitled to cast 40 percent (40%) of all the votes entitled to be cast on the matter are present in person or by proxy.

Section 10.5.3 Interested Transactions. A director or officer of the Corporation that has a personal interest in any transaction of the Corporation shall disclose the nature of his or her personal interest to the Board of Directors, including any material fact or document, a reasonable time prior to any discussion by the Board of Directors whether to approve such transaction. The Corporation may not enter into an extraordinary or non-extraordinary “interested transaction” (as defined in the Israeli Companies Law) unless the transaction is approved by the following in the following order (in addition to any other vote required by the Charter, the Bylaws or any applicable law): (i) the audit committee of the Board of Directors, (ii) the Board of Directors and, (iii) as may be required, the stockholders of the Corporation, in accordance with and in the manner set forth in Sections 268 through 284 of the Israeli Companies Law.

Section 10.6 Liquidation, Dissolution or Winding Up. Subject to the MGCL, a voluntary liquidation, dissolution or winding up of the Corporation requires (i) a declaration by a majority of the entire Board of Directors that such dissolution is advisable and (ii) approval by (x) the affirmative vote of at least seventy-five percent (75%) of all the votes cast on the matter at a meeting of stockholders at which stockholders entitled to cast 40 percent (40%) of all the votes entitled to be cast on the matter are present in person or by proxy and (y) holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 10.7 Limitation on Exculpation. Notwithstanding anything to the contrary contained in the Charter, in accordance with the Israeli Companies Law, the Corporation may not exculpate a director or officer from liability for a breach of his or her fiduciary duty of loyalty as set forth in Section 4.8, but may exculpate a director or officer in advance from liability to the Corporation, in whole or in part, for damages caused to the Corporation as a result of a breach of his or her duty of care to the extent permitted by Maryland law; provided, however, that the Corporation shall not exculpate a director or officer for an action or transaction in which a controlling stockholder or any other director or officer (including a director or officer who is not the individual the Corporation has undertaken to exculpate) has a personal interest within the meaning of the Israeli Companies Law.

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Section 10.8 Exercise of the Board of Directors’ Authority. If the Board of Directors is unable to exercise its powers, and if the exercise of one or more of its powers is essential for the orderly management of the Corporation, then, as long as the Board of Directors is unable to exercise any of its powers, such power may be exercised by the stockholders of the Corporation at a meeting of stockholders of the Corporation in accordance with the provisions of Section 52(a) of the Israeli Companies Law if, at such meeting, the stockholders, by a resolution adopted by the affirmative vote of at least seventy-five percent (75%) of all the votes cast on the matter at a meeting of stockholders at which stockholders entitled to cast 40 percent (40%) of all the votes entitled to be cast on the matter are present in person or by proxy, determine that the Board of Directors is unable to exercise its powers. Any action taken at a meeting of stockholders of the Corporation in exercise of the Board of Directors’ authority pursuant to this Section 10.8 shall require the approval of both (x), to the extent approval of such matter by the stockholders of the Corporation is required by a non-waivable provision of Maryland law, holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter and (y) the affirmative vote of at least seventy-five percent (75%) of all the votes cast on the matter at a meeting of stockholders at which stockholders entitled to cast 40 percent (40%) of all the votes entitled to be cast on the matter are present in person or by proxy.

Section 10.9 Derivative Actions. To the fullest extent permitted by applicable laws, a stockholder or director, on behalf of a stockholder of the Corporation, shall have the right to file a derivative action in accordance with the provisions set forth in Sections 194 through 205a of the Israeli Companies Law by delivering a written demand to the Corporation requesting that the Corporation exhaust its rights by instituting an action. All actions arising under the Israeli Companies Law or the Israeli Securities Law, including in connection with a derivative claim, shall be governed by Israeli law and, to the extent permitted by Maryland law, the courts in Israel shall have the exclusive jurisdiction to hear such matters. As a qualification to be nominated, elected or appointed, or to continue to serve, each director and each officer of the Corporation shall irrevocably consent to the jurisdiction of the courts of Israel in any such action, and each director’s or officer’s consent to serve shall constitute irrevocable consent to the jurisdiction of the courts of Israel in any such action, regardless of whether the director or officer still serves in such capacity at the time the suit is instituted.

Section 10.10 Distributions.

Section 10.10.1 General. Distributions of dividends or bonus shares by the Corporation to its stockholders shall be made in accordance with Maryland law and the provisions set forth in Sections 301 through 311 of the Israeli Companies Law and the regulations promulgated thereunder at the discretion of the Board of Directors. The Board of Directors shall determine whether distributions of dividends are to be paid, in whole or in part, in cash, or by asset distribution in kind, including by securities or any other manner; provided, however that any determination by the Board of Directors as to the manner and form of distributions of dividends shall be made in accordance with applicable law and in compliance with the requirements under the Code for the Corporation to maintain its classification as a REIT under the Code. Subject to any special or limited rights granted to any class of shares, dividends or bonus shares will be distributed relative to the paid share capital for the nominal value of the Corporation’s shares, exclusive of any premium paid for the shares.

Section 10.10.2 Record Date. The Board of Directors may fix in accordance with applicable law a record date for the determination of holders of shares of Common Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall not be prior to the date of the Board of Director’s approval of such dividend or distribution nor more than ninety (90) days before the date fixed for the payment thereof.

Section 10.10.3 Uncollected Dividends. Dividends or other distributions payable to holders of shares of Common Stock entitled to receive payment of a dividend or distribution declared thereon that have not been collected by the stockholder after the seventh (7th) anniversary of the ex-dividend date for such distribution will be considered waived by the person eligible to its receipt and shall cease to be payable to such person.

Section 10.10.4 Transferees. Dividends or other distributions payable to holders of shares of Common Stock entitled to receive payment of a dividend or distribution declared following the transfer of the shares to a transferee but prior to the registration of the transfer of such shares with the Corporation shall be payable to the transferor and not the transferee; provided, however, that if the transfer of shares requires approval by the Board of Directors, the date the Board of Directors approve the transfer will be deemed the transfer registration date.

Section 10.10.5 Mechanics of Payment. Unless otherwise instructed by a stockholder in writing, any dividend may be paid by check or by payment order sent via mail to the registered address of the eligible payee, or, in case of registered co-ownership of shares, to that member whose name appears first on the stockholders’ registry of the co-ownership of the shares. Any such check will be written to the person it is sent to, and its repayment will serve a release of any payments made with regard to said share.

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Section 10.11 Quorum. Except as otherwise required by the Israeli Companies Law or in the Charter or the Bylaws, at any meeting of stockholders, the presence in person or by proxy of at least two (2) stockholders who together hold at least twenty-five percent (25%) of all the votes entitled to be cast on any matter at such meeting shall constitute a legal quorum at such meeting as initially convened. If, within 30 minutes after the time designated for the start of a meeting of stockholders that has been duly called in accordance with the Bylaws, a legal quorum, as required under the Bylaws, is not present at such meeting as initially convened, the meeting shall be adjourned in the manner provided in the Bylaws and, if stockholders who together hold at least twenty-five percent (25%) of all the votes entitled to be cast on any matter at such meeting as so adjourned are not present within 30 minutes after the time designated for the start of such meeting as so adjourned, the presence in person or by proxy of any number of stockholders, shall constitute a quorum at such meeting as so adjourned, and such stockholders shall be entitled to act, to deliberate and to resolve in respect of the matters for which the meeting was convened. This section shall not affect any requirement under any statute, the Charter or the Bylaws for the vote necessary for the approval of any matter.

Section 10.12 Redeemable Securities. The Corporation may issue or allocate redeemable securities. If the Corporation issues redeemable securities, it shall have the right to redeem them and shall not be subject to the limitations set forth in Chapter 2 of Part 7 of the Israeli Companies Law. Redeemable securities may, at the discretion of the Board of Directors, grant holders of such securities voting rights and rights to share in earnings of the Corporation. In accordance with the Israeli Companies Law, redeemable securities shall not constitute part of the Corporation’s shareholder equity, regardless of the name designated to such securities, unless the right to redeem the securities is restricted to the case of the Corporation’s liquidation after the payment of all the Corporation’s obligations to its creditors at the time of the liquidation. For so long as shares of the Corporation’s Common Stock or Preferred Stock are traded on the Tel Aviv Stock Exchange, the Corporation shall not issue redeemable securities prior to obtaining approval for such issuance from the Tel Aviv Stock Exchange.

Section 10.13 Increase and Issue of Share Capital; Consolidation and Redistribution.

(a) The Corporation shall be entitled, from time to time, subject to the approval of a majority of the entire Board of Directors and stockholder approval by a majority of all votes cast on such matter at a meeting of stockholders duly called and at which a quorum is present, to elect to increase its authorized share capital in the share class of its choosing as provided in Section 5.1.

(b) By resolution of the stockholders of the Corporation, approved by a majority of all votes cast on such matter at a meeting of stockholders duly called and at which a quorum is present and, to the extent approval of such action by the stockholders of the Corporation is required by a non-waivable provision of Maryland law, the approval of the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter, and upon the approval of the Board of Directors, the Corporation may:

(i) Consolidate and redistribute its share capital into a smaller number of shares of a higher par value per share than that of its existing shares if the Corporation issued shares with a par value greater than zero and, if the Corporation issued no par value shares, then into a capital comprised of a smaller number of shares; provided, however, that any consolidation and redistribution of the Corporation’s share capital pursuant to this Section 10.13(b)(i) shall not alter the proportional holdings of the existing holders of the Corporation’s issued shares. In order to carry out any such resolution, the Board of Directors may settle as they see fit any arising conflicts, and, among other things, issue fractional shares to which they are entitled. Without detracting from such authority held by the Board of Directors, if a consolidation would result in stockholders whose shares, consolidated, remain fractional, the Board of Directors may, subject to stockholder approval by a majority of all votes cast on such matter at a meeting of stockholders duly called and at which a quorum is present, sell all the fractional shares, and for that purpose, assign to a trustee on whose name share certificates including the fractional shares shall be issued, who will sell them, and the net proceeds of any such sale, after deducting commissions and other sale related expenses, shall be distributed to those eligible

(ii) Redistribute all or any of its existing share capital through the redistribution of all or any of its existing shares into a larger number of shares of a lower par value per share, and where its shares have no par value, into issued share capital comprised of a larger number of shares; provided, however, that any redistribution of the Corporation’s share capital pursuant to this Section 10.13(b)(ii) shall not alter the proportional holdings of the existing holders of the Corporation’s issued shares.

(iii) Cancel authorized share capital yet to be issued, provided that the Corporation did not undertake (conditionally or otherwise), to issue such share capital.

(iv) Reduce shares in its issued share capital in such manner that the reduced shares shall be cancelled and any payment made with respect to their par value shall be registered in the Corporation’s financial statements as a capital reserve which shall be treated as a premium paid for the shares remaining in the Corporation’s issued share capital.

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(v) Consolidate any or all of its share capital into one class of shares, and the Corporation may resolve to reimburse any or all of its stockholders for such consolidation, by means of issuing bonus shares to such stockholders.

(vi) Decrease the par value per share of any of its existing shares, in which case, the provisions of paragraph (iv) above shall also apply, with required changes, to the reduction in the par value per share.

Section 10.14 Compromises or Arrangements by Security Holders. To the fullest extent permitted by applicable laws, the Corporation shall comply with, and recognize any rights granted pursuant to, the provisions of Section 350 of the Israeli Companies Law, as amended from time to time or any successor law thereto (“Section 350”). Subject to applicable law, in addition to any other approval that may be required by applicable law, approval by, excluding abstentions, of both (x) the affirmative vote of a majority of all the votes cast on the matter at the meeting by holders of shares who are entitled to vote on the matter and (y) the affirmative vote of holders of shares representing at least seventy-five percent (75%) of the value of the Corporation, shall be required for (i) any settlement made pursuant to Section 350 between the Corporation and its stockholders, (ii) any settlement made pursuant to Section 350 in connection with shares of the Corporation, (x) by and among the stockholders of the Corporation or (y) between the stockholders of the Corporation and third parties, or (iii) any settlement made pursuant to Section 350 resulting in a merger of the Corporation with or into another company.

THIRD: The amendment to and restatement of the Charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the Charter.

FIFTH: The name and address of the Corporation’s current resident agent is as set forth in Article III of the foregoing amendment and restatement of the Charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article IV of the foregoing amendment and restatement of the Charter.

SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 100,000, consisting of 100,000 shares of Common Stock, $0.01 par value per share. The aggregate par value of all shares of stock having par value was $1,000.

EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the Charter is                               , consisting of                         shares of Common Stock, no par value per share, and                            shares of Preferred Stock, no par value per share. The aggregate par value of all authorized shares of stock having par value is $                           ..

NINTH: The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this ___ day of __________, 2019.

ATTEST:	HERTZ GROUP REALTY TRUST, INC.

By:
John D. Forbess, Secretary		Gary S. Horwitz, President

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